                                                                   EXHIBIT 11.1



                                CSK AUTO, INC.
                      STATEMENT OF COMPUTATION OF COMMON
                         AND COMMON EQUIVALENT SHARES
                          AND EARNINGS PER SHARE (1)
                   (In thousands, except per share amounts)


                                                                                                           Thirteen weeks
                                                                                                           ---------------
                                                                                                                Ended
                                                                                                                -----
                                                          January 30,      January 29,    January 28,    April 30,    April 28,
                                                          -----------      ----------     ----------    ----------    ----------
                                                             1994              1995             1996        1995          1996
                                                             -----             ----             ----        ----          ----

Weighted-average common shares outstanding                 30,300            30,300           30,300      30,300        30,300

Incremental Common Stock equivalents from
  Cheap Stock options granted (2)                             538               538            538           538           538

Common Stock issued to certain officers (3)                    22                22             22            22            22
                                                          -----------      ----------     ----------    ----------    ----------

Weighted-average common and common
   equivalent shares outstanding                           30,860            30,860           30,860      30,860        30,860
                                                          ===========      ==========     ==========    ==========    ==========
Pro forma shares issued (4)                                                                    6,586       6,632         6,700
                                                          -----------      ----------     ----------    ----------    ----------
Pro forma weighted average
    common and common equivalent shares outstanding                                           37,446      37,492        37,560
                                                          ===========      ==========     ==========    ==========    ==========
Net income (loss)                                         $   (650)        $ 105,224      $ (9,094)     $ (1,798)     $  1,499
                                                          ===========      ==========     ==========    ==========    ==========
Adjustment to net income (loss) (5)                                                            5,921       1,251         1,448
                                                          -----------      ----------     ----------    ----------    ----------
Pro forma net income (loss)                                                                 (3,173)         (547)        2,947
                                                          ===========      ==========     ==========    ==========    ==========
Net income (loss) per share (6)                           $  (0.02)        $  3.41        $  (0.29)     $  (0.06)     $   0.05
                                                          ===========      ==========     ==========    ==========    ==========
Pro forma net income (loss) per share                                                     $  (0.08)     $  (0.01)     $   0.08
                                                                                          ==========    ==========    ==========



(1) This exhibit should be read in conjunction with "Summary of Significant Accounting Policies- Earnings Per Share and Earnings Per Share (unaudited)" in Note 2 to the CSK AUTO, INC. financial statements.

(2) Common equivalent shares consist of Cheap Stock options granted (using the treasury stock method) See "Management - Stock Based Plans" and "Management-Equity Participation Agreements."

(3) Represents shares of Common Stock sold to certain officers of the Company during June 1996 for a purchase price of $12.75 per share.

(4) Pro forma shares issued represents the incremental shares necessary to retire the debt based on assumed net proceeds per share of $13.81.

(5) Pro forma net income (loss) is adjusted to reflect the elimination of interest expense and deferred financing costs, net of the related tax effect.

(6) Primary and Fully Diluted earnings per share are the same for all periods presented.